Exhibit 99.1

Howard Bancorp, Inc. Reports Fourth Quarter and Full Year 2020 Results

BALTIMORE--(BUSINESS WIRE)--January 27, 2021--Howard Bancorp, Inc. (NASDAQ: HBMD) (“Howard Bancorp” or the “Company”), the parent company of Howard Bank (“Howard Bank” or the “Bank”), today reported its financial results for the quarter and the year ended December 31, 2020.

Net Income (Loss) and Income (Loss) per Share

The Company reported net income of $4.5 million, or $0.24 per both basic and diluted common share, for the fourth quarter of 2020. This compares to net income of $5.9 million, or $0.31 per both basic and diluted common share, for the fourth quarter of 2019 and net income of $4.6 million, or $0.25 per both basic and diluted common share, for the third quarter of 2020. For the year ended December 31, 2020, the Company reported a net loss of $17.0 million, or a loss of $0.91 per both basic and diluted common share. This compares to net income of $16.9 million, or $0.89 per both basic and diluted common share, for the year ended December 31, 2019.

The decreases in fourth quarter 2020 basic and diluted earnings per common share were $0.07 when compared to the fourth quarter of 2019 and $0.01 when compared to the third quarter of 2020. The decrease in year 2020 basic and diluted earnings per common share was $1.80 when compared to year 2019. The following table presents a rollforward of earnings per share for the fourth quarter of 2020 compared to both the fourth quarter of 2019 and the third quarter of 2020 as well year 2020 compared to year 2019. The column noted as “FN” references each item in the rollforward to a footnote with additional information; reconciling items are presented on an after tax basis.

		Fourth Quarter 2020 Compared to:
	FN	Fourth Quarter 2019	Third Quarter 2020	Year 2020 Compared to 2019

EPS, 4th Quarter 2019 / 3rd Quarter 2020 / Year 2019		$0.31	$0.25	$0.89
Goodwill impairment charge (no tax impact)	1	-	-	(1.84)
Decrease in pretax income from former mortgage banking activities	2	(0.03)	-	(0.09)
Increase in the provision for credit losses	3	(0.04)	-	(0.23)
Pretax income from SBA Paycheck Protection Program ("PPP")	4	0.07	0.03	0.16
Branch optimization charges in 2019 and 2020	5	(0.04)	(0.02)	0.11
Securities gains	6	-	-	0.10
Prepayment penalties on Federal Home Loan Bank of Atlanta advances	7	-	-	0.02
Litigation settlement accrual - 2020 potential litigation	8	(0.04)	(0.04)	(0.08)
Litigation settlement accrual - 2019 potential litigation	9	-	-	0.03
Proceeds from agreement to exit mortgage banking activities	10	(0.03)	-	(0.03)
CFO departure charge (first quarter 2020)	11	-	-	(0.03)
Tax benefit resulting from CARES Act (first quarter 2020)	12	0.01	0.01	0.07
Impact of share repurchase	13	-	-	0.02
All other, net		0.03	0.01	(0.01)
EPS, Fourth Quarter 2020 / Year 2020		$0.24	$0.24	$(0.91)

CHANGE		$(0.07)	$(0.01)	$(1.80)
  The second quarter of 2020 included a $34.5 million goodwill impairment charge, included within noninterest expense. There were no goodwill impairment charges in the third or fourth quarter of 2020 or in 2019.
  The fourth quarter of 2019 included $807 thousand in pretax income from the Company’s former mortgage banking activities, which were concluded in the first quarter of 2020. For the year 2020, pretax income from the Company’s former mortgage banking activities was $130 thousand, a decrease of $2.1 million from year 2019.
  The fourth quarter 2020 provision for credit losses was $1.7 million, an increase of $950 thousand from the fourth quarter of 2019, and unchanged from the third quarter of 2020. The year 2020 provision for credit losses was $9.8 million, an increase of $5.6 million from the year 2019.
  The Company originated loans under the SBA’s PPP program in the second quarter of 2020 and began the process of loan forgiveness in the fourth quarter of 2020. Fourth quarter 2020 pretax income of $1.7 million from this program represented an increase of $645 thousand from the third quarter of 2020. For the year 2020, pretax income from this program was $3.8 million. The PPP program did not exist prior to the second quarter of 2020.
  The fourth quarter of 2020 included a branch optimization net charge, included within noninterest expense, of $554 thousand, an increase of $892 thousand compared to a $338 thousand partial reversal of a prior charge in the fourth quarter of 2019. There were no branch optimization charge in the first, second, or third quarters of 2020. For the year 2020, branch optimization charges were $554 thousand, a decrease of $2.7 million from the year 2019.
  The year 2020 included securities gains of $3.0 million, an increase of $2.4 million from the year 2019. We did not recognize any securities gains in the third or fourth quarters of 2020. $13 thousand of securities losses were recorded in the fourth quarter of 2019.
  The year 2020 included prepayment penalties on Federal Home Loan Bank of Atlanta (“FHLB”) advances, included within noninterest expense, of $224 thousand, a decrease of $427 thousand from the year 2019. We did not recognize any prepayment penalties in the third or fourth quarters of 2020 or in the fourth quarter of 2019.
  The fourth quarter of 2020 included a $1.0 million increase to a litigation accrual, included within noninterest expense, initially recorded in the second quarter of 2020 for potential litigation claims stemming from certain mortgages originated by First Mariner Bank. For the year 2020, total accruals were $2.0 million. The increase in the accrual was the result of a settlement of this potential litigation in January 2021. This accrual was not related to the $700 thousand litigation settlement charge recorded in the third quarter of 2019 and described in FN 9 below.
  The third quarter of 2019 and year 2019 included a $700 thousand litigation settlement charge, included in noninterest expense, stemming from certain mortgages originated by First Mariner Bank before its merger with Howard Bank.
  The fourth quarter of 2019 and year 2019 also included, within noninterest income, the proceeds from an agreement to exit the Company’s mortgage banking operations of $750 thousand.
  The first quarter and year 2020 included noninterest expenses of $788 thousand attributable to the departure of the Company’s former CFO. There were no expenses attributable to the departure of any executive officers in the year 2019.
  A $1.3 million tax benefit resulting from the carryback of our 2018 net operating loss as a result of a provision in the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was recorded in 2020, substantially all in the first quarter. There was no comparable item in year 2019.
  The Company completed a share repurchase program during the first quarter of 2020. A total of 392,565 shares were repurchased, or approximately 2.0% of shares outstanding at December 31, 2019.

Core net income is a non-GAAP financial measure that excludes, if applicable, the earnings contribution from the Company’s former mortgage banking activities, the goodwill impairment charge, and certain other items to provide a picture of ongoing activities deemed core to the Company’s strategy. Core net income for the fourth quarter of 2020 was $5.5 million, or $0.29 per both basic and diluted common share. This compares to core net income of $4.5 million, or $0.24 per both basic and diluted common share for the fourth quarter of 2019. The $0.05 per share increase in core earnings per share when comparing the fourth quarter of 2020 to the fourth quarter of 2019 was primarily the result of the pretax contribution from PPP lending activities of $1.7 million (+$0.07 after tax per share), partially offset by a higher provision for credit losses, reflecting the current economic environment, which was up $950 thousand (-$0.04 after tax per share). This also compares to core net income of $4.6 million, or $0.25 per both basic and diluted common share, for the third quarter of 2020. The $0.04 per share increase in core earnings per share when comparing the fourth quarter of 2020 to the third quarter of 2020 was primarily the result of an increase in the pretax contribution from PPP lending activities, which was up $645 thousand (+$0.03 after tax per share). *

Core net income for the year 2020 was $16.5 million, or $0.88 per both basic and diluted common share. This compares to core net income of $17.6 million, or $0.92 per both basic and diluted common share for the year 2019. The $0.04 per share decrease in 2020 core earnings per share was primarily the result of a higher provision for credit losses, reflecting the current economic environment, which was up $5.6 million (-$0.23 after tax per share), partially offset by the pretax contribution from PPP lending activities of $3.8 million (+$0.16 after tax per share).

Core pre-provision net revenue (“core PPNR”), a non-GAAP financial measure that adds back the provision for credit losses to GAAP pretax income and excludes the pretax earnings contribution of the Company’s mortgage banking activities, the goodwill impairment charge, and certain other items, was $8.8 million for the fourth quarter of 2020. The fourth quarter of 2020 core PPNR was up $2.2 million, or 32.6%, from $6.6 million for the fourth quarter of 2019, primarily attributable to the contribution from PPP lending activities ($1.7 million). The fourth quarter of 2020 core PPNR was up $1.1 million, or 15.0%, when compared to the third quarter 2020 core PPNR of $7.7 million, primarily attributable to the increase in the contribution from PPP lending activities ($645 thousand). Core PPNR for the year 2020 was $31.4 million, an increase of $4.2 million, or 15.3%, from core PPNR of $27.2 million for the year 2019. The increase in year 2020 compared to year 2019 was primarily attributable to the contribution from PPP lending activities ($3.8 million). *

Paycheck Protection Program Loans

The Company continues to actively participate in the SBA’s PPP program, with 351 applications taken, totaling $72.8 million, in the first four days after the program was relaunched by the SBA on January 19, 2021. During the second and third quarters of 2020, $201.0 million of loans were originated under the program, consisting of 1,062 loans with an average loan size of $189 thousand. A total of 149 loans, with an aggregate principal balance of $30.1 million, were forgiven during the fourth quarter of 2020. An additional 83 loans, with an aggregate principal balance of $25.0 million, were forgiven through January 22, 2021.

During 2020, the Company received and deferred total processing fees from the SBA for originated PPP loans of $6.7 million. In addition, $782 thousand of origination costs were deferred. The net deferred fees are being accreted as a yield adjustment over the contractual term of the underlying PPP loans. PPP lending generated pretax income of $1.7 million, or $0.07 after tax per share, in the fourth quarter of 2020, an increase of $645 thousand, or $0.03 after tax per share, from the third quarter of 2020. The fourth quarter increase was attributable to the accelerated recognition of net deferred fees upon loan forgiveness. For the year 2020, PPP lending generated pretax income of $3.8 million, or $0.16 after tax per share. PPP loans, net of unearned income, totaled $167.6 million at December 31, 2020, a decrease of $28.7 million from September 30, 2020.

Certain information in this earnings release is presented with respect to “portfolio loans”, a non-GAAP financial measure defined as total loans and leases, but excluding the PPP loans. The Company believes that portfolio loan related measures provide additional useful information for purposes of evaluating the Company’s results of operations and financial condition with respect to both the fourth quarter and year 2020 when comparing to other periods, since the PPP loans are 100% guaranteed, were not subject to traditional loan underwriting standards, and a substantial portion of these loans are expected to be forgiven and repaid by the SBA within the next 12-18 months. *

COVID-19 Loan Modifications

The Company has provided loan modifications to both commercial and retail customers, on a case by case basis, in the form of payment deferrals for periods up to six months. Deferrals trended favorably from their peak of $315 million (17.9% of both total loans and portfolio loans) on April 24, 2020, dropping to $47.3 million (2.5% of total loans and 2.8% of portfolio loans) at November 6, 2020, the most recent date when the Company previously disclosed deferral data. Since that date, deferrals have decreased slightly, with loans that have resumed full payment more than offsetting new deferrals or deferral extensions. As of January 22, 2021, deferrals are $41.4 million, or 2.2% of total loans and 2.4% of portfolio loans. Included in total deferrals at January 22, 2021 are second deferrals (including deferrals where the cumulative inception to date deferral is greater than six months but less than a year) of $20.3 million. Full payment deferrals represent 56% of total deferrals while principal only deferrals represent 44% of total deferrals. *

Asset Quality and Allowance for Loan and Lease Losses

Nonperforming assets (“NPAs”) totaled $20.2 million at December 31, 2020, an increase of $2.0 million from September 30, 2020 and a decrease of $2.1 million from December 31, 2019. NPAs consisted of $19.4 million of nonperforming loans (“NPLs”) and $743 thousand of other real estate owned (“OREO”) at December 31, 2020. NPLs were 1.04% of total loans and 1.14% of portfolio loans at December 31, 2020. NPAs represented 0.79% of total assets, 1.08% of total loans and OREO, and 1.19% of portfolio loans and OREO at December 31, 2020. *

  This compares to NPAs of $22.2 million at December 31, 2019 that consisted of $19.1 million in NPLs and $3.1 million of OREO. NPLs were 1.10% of total loans at December 31, 2019 while nonperforming assets represented 0.94% of total assets and 1.27% of total loans and OREO at December 31, 2019.
  This compares to NPAs of $18.1 million at September 30, 2020 that consisted of $17.0 million in NPLs and $1.1 million of OREO. NPLs were 0.90% of total loans and 1.01% of portfolio loans at September 30, 2020 while NPAs represented 0.71% of total assets, 0.96% of total loans and OREO, and 1.07% of portfolio loans and OREO at September 30, 2020.

Net charge-offs were $195 thousand in the fourth quarter of 2020 and represented 0.04% of both average total loans and average portfolio loans (annualized). This compares to net recoveries of $55 thousand, or -0.01% of average loans (annualized) in the fourth quarter of 2019 and $78 thousand, or 0.02% of average portfolio loans (annualized) in the third quarter of 2020. For the year 2020, net charge-offs were $764 thousand, or 0.04% of both average total loans and average portfolio loans. The allowance for loan and lease losses (the “allowance”) was $19.2 million at December 31, 2020. The provision for credit losses for the fourth quarter of 2020 was $1.7 million. *

Because the Company is a smaller reporting company under SEC rules, the allowance was determined under the incurred loss model. The allowance represented 1.03% of total loans, 1.13% of portfolio loans, and 98.6% of NPLs at December 31, 2020. *

  This compares to an allowance of $10.4 million at December 31, 2019. The December 31, 2019 allowance represented 0.60% of total loans and 54.3% of NPLs. The $8.8 million increase in the allowance at December 31, 2020 was the result of aggregate provisions for credit losses attributable to the allowance of $9.5 million partially offset by aggregate net charge-offs of $764 thousand during the year 2020.
  This compares to an allowance of $17.7 million at September 30, 2020. The September 30, 2020 allowance represented 0.94% of total loans, 1.05% of portfolio loans, and 104.0% of NPLs. The $1.5 million increase in the allowance at December 31, 2020 was the result of a provision for credit losses attributable to the allowance of $1.7 million partially offset by net charge-offs of $195 thousand during the fourth quarter of 2020.

The Company’s allowance as a percentage of total loans has historically been lower than certain of our peers due to the accounting for acquired loans and their initial impact on the allowance. The allowance and unamortized fair value marks as a percentage of portfolio loans, a non-GAAP measure that management uses to assess credit coverage, adds the unamortized fair value marks to total loans, portfolio loans, and the allowance. The fair value marks, unlike the allowance, are not available to absorb general losses but are only available to absorb losses for the specific loan to which they apply, however, this measure provides the Company with an additional indicator of potential loss absorption capacity. The allowance and unamortized fair value marks as a percentage of total loans plus fair value marks was 1.37% at December 31, 2020, an increase of 0.05% from September 30, 2020 and an increase of 0.26% from December 31, 2019. The allowance and unamortized fair value marks as a percentage of portfolio loans plus fair value marks was 1.50% at December 31, 2020, an increase of 0.02% from September 30, 2020 and an increase of 0.39% from December 31, 2019.*

The Company’s asset quality trends show very modest additional stress in the loan portfolio, although we believe our ongoing active management of the portfolio, COVID-19 related loan modifications, and PPP loans have reduced the short-term risk in the portfolio. However, despite this modest change, after evaluating the overall significant stress the pandemic has had on the economy, and management’s belief that this stress will continue for at least the next several quarters, the Company increased the allowance at December 31, 2020 by $1.5 million over the September 30, 2020 level, with $894 thousand of the fourth quarter increase attributable to a specific allocation of the allowance for one loan relationship. The allowance at December 31, 2020 increased by $8.8 million compared to December 31, 2019. With the exception of the one specific allocation, the quarterly increases in the allowance were based on management’s evaluation of certain qualitative factors included in the determination of the allowance, primarily economic factors driven by the unemployment rate and GDP as well as factors driven by the level of loans to potentially highly impacted industries and risk rating downgrades.

The Maryland economy is open with limited restrictions and a substantial amount of economic activity has returned; however, unemployment still remains high, and many businesses are still experiencing significant drops in revenue. The substantial and continuing rise in new COVID-19 cases, hospitalizations, and deaths since the end of September may lead to ongoing limitations on economic activity in the future. Management will continue to closely monitor portfolio conditions and reevaluate the adequacy of the allowance. While the level of payment deferrals and PPP loan assistance have reduced the short-term risk in the Company’s loan portfolio and traditional lagging indicators of delinquencies and nonperforming loans remain historically modest, management believes there is the potential for additional risk rating downgrades and an increase in charge-offs in future periods.

Stockholders’ Equity and Regulatory Capital Ratios

Stockholders’ equity at December 31, 2020 was $294.6 million, an increase of $5.1 million from September 30, 2020. The increase was primarily due to fourth quarter 2020 net income of $4.5 million and a $517 thousand increase in accumulated other comprehensive income, which represents the after tax impact of an increase in the fair value of available-for-sale securities. Book value per common share was $15.72 at December 31, 2020, a decrease of $0.76 per share since December 31, 2019, with the decrease attributable to the goodwill impairment charge ($1.84 per share reduction) recorded in the second quarter of 2020. Book value per share increased by $0.27 per share since September 30, 2020.

Tangible stockholders’ equity, a non-GAAP financial measure that deducts goodwill and other intangible assets, net of any applicable deferred tax liabilities, was $258.8 million at December 31, 2020. This compares to $253.2 million at September 30, 2020, with the $5.6 million increase primarily due to fourth quarter 2020 net income of $4.5 million, a $517 thousand increase in accumulated other comprehensive income, and the $471 thousand after tax effect of core deposit intangible amortization. Tangible stockholders’ equity has increased by $16.9 million since December 31, 2019. Tangible book value per common share, a non-GAAP measure that divides tangible stockholders’ equity by the number of shares outstanding, was $13.81 per share at December 31, 2020, an increase of 8.8%, or $1.13 per share since December 31, 2019 and an increase of $0.30 per share since September 30, 2020. *

The Company’s regulatory capital ratios are all well in excess of regulatory “well-capitalized” and internal target minimum levels. The total capital ratio was 14.32% while both the Common Equity Tier 1 (“CET 1”) and Tier 1 capital ratios were 11.83% at December 31, 2020. The Tier 1 to average assets (“leverage”) ratio was 9.26%. A comparison of the Company’s December 31, 2020 regulatory capital ratios to December 31, 2019 and September 30, 2020 is as follows:

  Regulatory capital ratios at December 31, 2019 consisted of a total capital ratio of 13.14% while both the CET 1 and Tier 1 capital ratios were 11.09%. The leverage ratio was 9.55%. All December 31, 2020 regulatory capital ratios based on risk-weighted assets were above the December 31, 2019 levels. The December 31, 2020 leverage ratio was lower due to PPP loans and their impact on average total assets.
  Regulatory capital ratios at September 30, 2020 consisted of a total capital ratio of 14.11% while both the CET 1 and Tier 1 capital ratios were 11.65%. The leverage ratio was 9.07%. All December 31, 2020 regulatory capital ratios were above the September 30, 2020 levels.

Liquidity

The Company’s liquidity position remains strong. The Company has continued to experience increases in low-cost customer deposits since the end of the first quarter of 2020. The Company also continues to build stable sources of contingency funding capacity, and management remains confident that it will be able to access these funds in the event that the markets again become restricted.

This confidence is reflected in the fact that during the fourth quarter of 2020, the Company repaid the $31.1 million of borrowings reported at September 30, 2020 under the Federal Reserve Bank of Richmond’s (“FRB”) Paycheck Protection Program Lending Facility (“PPPLF”). While the Company had originally planned to use the PPPLF as the funding source for all PPP loans, strong customer deposit growth and the availability of alternative short-term funding sources at a lower cost resulted in limited utilization of the PPPLF. At this time, the Company has no plans to further utilize the PPPLF.

Net Interest Income and Net Interest Margin

Net interest income was $19.7 million for the fourth quarter of 2020, an increase of $1.4 million, or 7.6%, from $18.3 million for the third quarter of 2020, and an increase of $2.4 million, or 13.8%, from $17.3 million in the fourth quarter of 2019. PPP net interest income, up primarily due to accelerated accretion of net deferred origination fees on forgiven PPP loans, represented $645 thousand of this increase from the third quarter of 2020 and $1.7 million of this increase from the fourth quarter of 2019. Net interest income for the year 2020 was $73.6 million, an increase of $4.3 million, or 6.2%, from $69.3 million in 2019. PPP lending generated $3.6 million of net interest income in 2020. The PPP program did not exist in 2019. Non PPP related increases in net interest income were attributable to the impact of lower funding costs partially offset by lower yields on earning assets.

The following table presents selected yields and rates for the fourth quarters of 2020 and 2019 as well as the third quarter of 2020. Changes in the fourth quarter 2020 yields and rates from the fourth quarter of 2019 and the third quarter of 2020 are also included in the table. In addition, yields and rates for the years 2020 and 2019, with the change in year 2020 yields and rates from year 2019, are also included in the table.

				Fourth Quarter 2020 Change from:				Year 2020
	Fourth Quarter 2020	Fourth Quarter 2019	Third Quarter 2020	Fourth Quarter 2019	Third Quarter 2020	Year 2020	Year 2019	Change from Year 2019

Selected yields and rates:
Net interest margin	3.39%	3.38%	3.15%	0.01%	0.24%	3.27%	3.50%	-0.23%
Earning asset yield	3.74%	4.41%	3.62%	-0.67%	0.12%	3.84%	4.62%	-0.78%
Total loan yield	4.23%	4.70%	4.04%	-0.47%	0.19%	4.25%	4.89%	-0.64%
Portfolio loan yield	4.25%	4.70%	4.22%	-0.45%	0.03%	4.34%	4.89%	-0.55%
Cost of interest-bearing deposits	0.35%	1.23%	0.56%	-0.88%	-0.21%	0.68%	1.24%	-0.56%
Cost of interest-bearing liabilities ("IBL")	0.52%	1.40%	0.69%	-0.88%	-0.17%	0.82%	1.48%	-0.66%
Cost of total deposits	0.23%	0.90%	0.36%	-0.67%	-0.13%	0.46%	0.92%	-0.46%
Cost of total IBL + demand deposits	0.37%	1.07%	0.48%	-0.70%	-0.11%	0.59%	1.15%	-0.56%
Impact of fair value adjustments on acquired loans:
Net interest margin	0.16%	0.08%	0.10%	0.08%	0.06%	0.10%	0.10%	0.00%
Earning asset yield	0.16%	0.08%	0.11%	0.08%	0.05%	0.10%	0.11%	-0.01%
Total loan yield	0.21%	0.10%	0.13%	0.11%	0.08%	0.13%	0.13%	0.00%
Impact of PPP loans:
Net interest margin	0.02%	0.00%	-0.09%	0.02%	0.11%	-0.04%	0.00%	-0.04%
Earning asset yield	0.03%	0.00%	-0.10%	0.03%	0.13%	-0.05%	0.00%	-0.05%
Total loan yield	-0.02%	0.00%	-0.18%	-0.02%	0.16%	-0.09%	0.00%	-0.09%

Net interest margin compression is a continuing trend as market interest rates, after falling to historically low levels through the second quarter of 2020, have generally stabilized. The following table presents selected market interest rates for the periods presented; all are averages except the December 31, 2020 rates:

	Prime Rate	Fed Funds Effective Rate	30 Day LIBOR	10 Year Treasury

2019 Fourth Quarter	4.83%	1.65%	1.79%	1.80%
2020 Third Quarter	3.25%	0.09%	0.16%	0.65%
2020 Fourth Quarter	3.25%	0.09%	0.15%	0.86%
Change from:
2020 Third Quarter	0.00%	0.00%	-0.01%	0.21%
2019 Fourth Quarter	-1.58%	-1.56%	-1.64%	-0.94%

Year 2019	5.28%	2.16%	2.22%	2.14%
Year 2020	3.54%	0.37%	0.52%	0.89%
Change from:
Year 2019	-1.74%	-1.79%	-1.70%	-1.25%

At December 31, 2020	3.25%	0.09%	0.14%	0.93%

Noninterest Income

Noninterest income was $2.1 million for the fourth quarter of 2020, a decrease of $3.5 million from the $5.6 million reported in the fourth quarter of 2019, and an increase of $56 thousand from the $2.1 million reported in the third quarter of 2020. There were no securities gains in the third or fourth quarter of 2020 while $13 thousand of securities losses were reported in the fourth quarter of 2019. There was no noninterest income attributable to the Company’s former mortgage banking activities in either the third or fourth quarter of 2020 compared to $2.7 million in the fourth quarter of 2019. Noninterest income for the year 2020 was $12.4 million, an $8.7 million decrease from $21.0 million for the year 2019. The decline in noninterest income from our exited mortgage banking activities of $9.2 million in 2020 was partially offset by noninterest income growth in our continuing banking activities.

Core noninterest income, a non-GAAP financial measure that excludes noninterest income attributable to the Company’s mortgage banking activities and securities gains in each quarter as well as the proceeds from an agreement to exit mortgage banking activities recorded in the fourth quarter of 2019, was $2.1 million for the fourth quarter of 2020, a $31 thousand decrease from the fourth quarter of 2019, and a $56 thousand increase from the third quarter of 2020. Core noninterest income for the year 2020 was $7.9 million, a $1.1 million decrease from $9.0 million for the year 2019. *

  The $31 thousand decrease when compared to the fourth quarter of 2019 primarily consisted of the following: lower levels of nonsufficient funds (“NSF”) and overdraft charges, included in service charges on deposit accounts (-$214 thousand) partially due to accommodations to COVID-19 impacted customers in the current economic environment and higher liquidity maintained by other customers; this item was partially offset by an increase in interchange fees due to VISA incentive payments, included in other income (+$86 thousand), and an increase in loan related fees and service charges (+$75 thousand).
  The $56 thousand increase when compared to the third quarter of 2020 primarily consisted of the following: an increase in service charges on deposit accounts due primarily to a growing volume of NSF and overdraft charges (+$21 thousand); an increase in interchange fees, as card activity volumes gradually continue to improve in addition to the VISA incentive payments, included in other income (+$101 thousand); and the decrease in loan related fees and service charges (-$118 thousand). The third quarter 2020 loan related fees and services charges included swap fee income of $197 thousand.
  The $1.1 million decrease in year 2020 when compared to year 2019 primarily consisted of the following: lower levels of NSF and overdraft charges (-$832 thousand) partially due to accommodations to COVID-19 impacted customers in the current economic environment and higher liquidity maintained by other customers, and a decrease in interchange fees (-$238 thousand). As noted above, fourth quarter noninterest income showed signs of a reversal of some of these pressures.

Noninterest Expenses

Noninterest expenses totaled $14.6 million for the fourth quarter of 2020, an increase of $205 thousand from the $14.4 million reported in the fourth quarter of 2019, and an increase of $1.9 million from the $12.7 million reported in the third quarter of 2020. There were no noninterest expenses attributable to the Company’s former mortgage banking activities in either the third or fourth quarter of 2020 compared to $2.1 million in the fourth quarter of 2019.

The fourth quarter of 2020 included a $1.0 million increase to the litigation accrual initially recorded in the second quarter of 2020 for potential litigation claims stemming from certain mortgages originated by First Mariner Bank. For the year 2020, total accruals were $2.0 million. The increase in the accrual was the result of a settlement of this potential litigation in January 2021.

The fourth quarter of 2020 also included a branch optimization net charge of $554 thousand. This charge included $1.1 million of costs associated with the announcement, during the fourth quarter of 2020, of our intent to close an additional two branches in early 2021. Both of the branches to be permanently closed have been temporarily closed since March 2020 due to the pandemic. This $1.1 million charge was partially offset by the $538 thousand partial reversal of a branch closing liability, initially recorded in the second quarter of 2019, as a result of securing a sublease on the former branch location.

Noninterest expenses for the year 2020 were $89.5 million, a $25.4 million increase from $64.1 million for the year 2019. A goodwill impairment charge of $34.5 million was included in noninterest expenses in the second quarter of 2020. In addition, noninterest expenses from mortgage banking activities were $1.4 million in 2020, a $7.6 million decrease from $9.0 million in 2019.

Core noninterest expenses is a non-GAAP financial measure that excludes noninterest expenses attributable to the following: the Company’s mortgage banking activities in each quarter; the $34.5 million goodwill impairment charge in the second quarter of 2020; branch optimization charges recorded in the fourth quarter of 2020 and in the second and fourth quarters of 2019; accruals recorded in the second and fourth quarters of 2020 for the settlement of potential litigation claims stemming from certain mortgages originated by First Mariner Bank before its merger with Howard Bank; an unrelated litigation settlement charge in the third quarter of 2019 stemming from certain mortgages originated by First Mariner Bank before its merger with Howard Bank; prepayment penalties on FHLB advances in both the second quarter of 2019 and 2020, and the charge associated with the departure of the Company’s former CFO in the first quarter of 2020.

Core noninterest expenses were $13.0 million for the fourth quarter of 2020, a $389 thousand increase from $12.6 million in the fourth quarter of 2019, and a $324 thousand increase from $12.7 million in the third quarter of 2020. Core noninterest expenses for the year 2020 were $50.0 million, a $451 thousand decrease from $50.4 million for the year 2019. *

  The Company implemented an enhanced methodology to accrue certain noninterest expenses (the “accrual update”) during the fourth quarter of 2020, resulting in a higher level of data processing fees (+$386 thousand) and professional fees (+$232 thousand). The total impact of this implementation of $618 thousand in the fourth quarter of 2020 will not reoccur in future periods. The variances discussed below are presented both including and excluding the accrual update impact.
  The $389 thousand increase when compared to the fourth quarter of 2019 (but a $229 thousand decrease excluding the accrual update impact) consisted of the following: higher FDIC insurance expense (+$337 thousand) as the fourth quarter 2020 assessment rate was higher due to the impact of the goodwill impairment charge in the second quarter of 2020 and the benefit of the FDIC’s small bank assessment credits recognized in the third and fourth quarters of 2019 that did not reoccur in 2020; higher compensation and benefits expenses (+$279 thousand), with $165 thousand attributable to an accrual for an additional paid time off benefit, with a carryover provision granted in light of COVID-19; higher occupancy costs (+$202 thousand); higher professional fees (+$356 thousand but +$124 thousand excluding the accrual update impact), and higher data processing fees (+$89 thousand but down $297 thousand excluding the accrual update impact).

  The above items were partially offset by the following: lower other real estate owned expenses (-$295 thousand), as the fourth quarter of 2019 included increases in valuation allowances of $107 thousand; and lower marketing and business development expenses, driven primarily by the impact of COVID-19 (-$502 thousand).
  The $324 thousand increase when compared to the third quarter of 2020 (but a $294 thousand decrease excluding the accrual update impact) consisted of the following: higher data processing fees (+$409 thousand but +$23 thousand excluding the accrual update impact); higher professional fees (+$196 thousand but down $36 thousand excluding the accrual update impact); higher marketing and business development expenses (+$117 thousand); the above items were partially offset by lower compensation and benefits expenses (-$412 thousand), with $205 thousand of the decrease attributable to lower healthcare costs, and $100 thousand of the decrease a result of a higher level of loan origination cost deferrals.
  The $451 thousand decrease in year 2020 when compared to year 2019 (a $1.1 million decrease excluding the accrual update impact) primarily consisted of the following: lower data processing fees (-$935 thousand but -$1.3 million excluding the accrual update impact); lower marketing and business development expenses (-$788 thousand); these items were partially offset by higher professional fess (+$262 thousand but +$30 thousand excluding the accrual update impact), higher compensation and benefits expenses (+$1.3 million). The increase in compensation and benefits expenses was attributable to the paid time-off benefit (+$360 thousand), higher healthcare expenses (+214 thousand), and higher salaries driven by staff additions (+$600 thousand).

Income Taxes

The Company reported an income tax expense of $1.1 million for the quarter ended December 31, 2020. The effective tax rate for the fourth quarter of 2020 was 19.6%. The effective tax rate for the third quarter of 2020 was 22.6% while the effective tax rate for the fourth quarter of 2019 was 24.2%. The effective tax rate for the year 2020 was -27.3% compared to 23.5% for the year 2019. For comparability, after excluding the non-taxable goodwill impairment charge from pretax income and the tax benefit of the change in net operating loss carryback rules under the CARES Act, the effective tax rate in 2020 would have been 23.2%.

Loans

Loans totaled $1.87 billion at December 31, 2020, a decrease of $18.4 million, or 1.0%, from total loans at September 30, 2020. Compared to December 31, 2019, the loan portfolio grew by $120.4 million, or 6.9%.

Portfolio loans, a non-GAAP measure defined as total loans and leases, but excluding PPP loans, totaled $1.70 billion at December 31, 2020, an increase of $10.3 million, or 0.6%, from portfolio loans at September 30, 2020. Compared to December 31, 2019, portfolio loans decreased by $47.2 million, or 2.7%. *

Changes in portfolio loans were as follows:

  Compared to December 31, 2019, the $47.2 million decrease in portfolio loans was primarily driven by residential real estate loans down $70.7 million, or 13.8%. The commercial lending portfolio modestly increased with commercial real estate loans up $56.8 million, or 8.3%, commercial and industrial (“C&I”) loans down $38.8 million, or 10.4%, primarily due to lower line utilization, and construction and land loans down $11.6 million, or 9.1% due primarily to transfers to other loan portfolios. Consumer loans were up $17.1 million, or 36.4%, reflecting early successes in some niche lending activities.

  Compared to September 30, 2020, the $10.3 million increase in portfolio loans was primarily driven by growth in our commercial lending portfolio, with commercial real estate loans up $20.4 million, or 2.8%, construction and land loans up $12.3 million, or 11.8%; this growth was partially offset by C&I loans down $19.8 million, or 5.6%. In addition, consumer loans were up $10.3 million, or 19.1%. These portfolio increases were partially offset by residential real estate loans down $12.9 million, or 2.9%.
    Despite $18.3 million of secondary market loan purchases during the fourth quarter of 2020, the net decrease in residential real estate loans was the result of a continued substantially higher level of prepayments due to lower interest rates that led to another strong mortgage refinance quarter. As a result of the exit of the Company’s mortgage banking activities that concluded in the first quarter of 2020 and the desire to manage loan run-off within its residential mortgage loan portfolio, the Company commenced buying first lien residential mortgage loans on a servicing released basis during the third quarter of 2020.
    Despite a strong commercial loan pipeline and $23.1 million of new loan originations during the fourth quarter of 2020, we continued to experience lower C&I line utilization as well as some unexpected loan payoffs resulting from the sale of borrower’s businesses.

Average loans were $1.88 billion for the fourth quarter of 2020, an increase of $2.4 million, or 0.01%, over average loans for the third quarter of 2020, and an increase of $166.7 million, or 9.7%, over average loans for the fourth quarter of 2019. Average portfolio loans were $1.70 billion for the fourth quarter of 2020, an increase of $11.8 million, or 0.7%, from average loans for the third quarter of 2020. Compared to the fourth quarter of 2019, average portfolio loans declined by $19.6 million, or 1.1%, with the decline primarily in residential real estate loans.

Average loans were $1.85 billion for the year 2020, an increase of $166.8 million, or 9.9%, over average loans for the year 2019. Average portfolio loans were $1.72 billion for the year 2020, an increase of $35.3 million, or 2.1%, from average loans for the year 2019. The year over year growth was primarily in commercial real estate loans, partially offset by decreased residential real estate loans.

Deposits

Total deposits were $1.98 billion at December 31, 2020, an increase of $2.7 million, or 0.1%, over the September 30, 2020 balance of $1.97 billion. Compared to December 31, 2019, total deposits grew by $261.0 million, or 15.2%. Changes in deposits were as follows:

  Customer deposits, which exclude brokered and other non-customer deposits, were $1.70 billion at December 31, 2020, compared to $1.64 billion at September 30, 2020, an increase of $57.2 million or 3.5%.
    Low-cost, non-maturity deposits increased by $78.2 million, or 5.7%, during the fourth quarter of 2020.
    The increase in non-maturity deposits was partially offset by the continued managed decline in customer CD balances, down $21.0 million, or 8.2%. The Company continues to manage for lower retention rates on maturing CDs with substantially higher rates than current market rates. Management’s strategy is to not offer above-market renewal rates on non-transactional, non-relationship deposits.
  Compared to December 31, 2019, customer deposits increased by $221.6 million, or 15.0%.
    The increase in customer deposits was primarily the result of strong growth in low-cost, non-maturity deposits, which increased by $317.7 million, or 27.8%. $239.1 million of the growth was in transaction accounts, with $207.8 million of the transaction account growth was in noninterest-bearing deposits.
    Customer CD balances declined by $96.0 million, or 29.0%.
  Brokered and other non-customer deposits were $279.4 million at December 31, 2020, compared to $333.9 million at September 30, 2020 and $240.0 million at December 31, 2019. The $54.5 million decrease during the fourth quarter of 2020 was offset by the $57.2 million increase in customer deposits. Non-customer deposits are currently the Company’s lowest-cost incremental funding source.

Average customer deposits for the fourth quarter of 2020 were $1.66 billion, an increase of $25.5 million, or 1.6%, from the third quarter 2020 average balance. Customer non-maturity deposit balances increased by $44.1 million, or 3.2%, with transaction accounts up $20.9 million; $11.0 million of the transaction account growth was in noninterest-bearing deposits. Compared to the fourth quarter of 2019, average customer deposits were up by $194.8 million, or 13.3%. Customer non-maturity deposit balances increased by $284.9 million, or 25.2%, with transaction accounts up $217.7 million; $202.8 million of the transaction account growth was in noninterest-bearing deposits.

Average customer deposits for the year 2020 were $1.60 billion, an increase of $124.2 million, or 8.4%, from the year 2019 average balance. Customer non-maturity deposit balances increased by $193.6 million, or 17.2%, with transaction accounts up $161.5 million; $170.4 million of the transaction account growth was in noninterest-bearing deposits.

Investment Securities

Investment securities available for sale were $375.4 million at December 31, 2020, a decrease of $2.1 million, or 0.5%, from the September 30, 2020 balance of $377.5 million. Compared to December 31, 2019, total investment securities available for sale grew by $159.9 million, or 74.2%. This portfolio growth was primarily the result of a leveraging strategy, implemented in the third quarter of 2020, which resulted in a $102.4 million increase in the mortgage-backed securities (“MBS”) portfolio. The leveraging strategy was designed to replace the decline in the MBS portfolio’s net interest income that resulted from the Company’s decision in the second quarter 2020 to monetize certain unrealized gains in the Company’s MBS portfolio. During the second quarter of 2020, $105 million of MBS with high prepayment speeds were identified and sold, resulting in net gains of $3.0 million. These securities were then replaced with current coupon MBS at lower yields during the second quarter of 2020. The Company also increased the MBS portfolio by $59.7 million in the first quarter of 2020.

Average investment securities available for sale for the fourth quarter of 2020 were $376.1 million, an increase of $18.3 million, or 5.1%, from the third quarter 2020 balance of $357.8 million. Compared to the fourth quarter of 2019, total investment securities available for sale grew by $184.6 million, or 96.4%. Average investment securities available for sale were $309.5 million for the year 2020, an increase of $127.1 million, or 69.7%, from the year 2019 average balance.

Exit of Mortgage Banking Activities

The Company completed its previously announced exit of mortgage banking activities during the second quarter of 2020, with no pretax income contribution in the second, third, or fourth quarters of 2020. The contribution of mortgage banking activities for the fourth quarter of 2019 and the years 2019 and 2020, which are excluded from the Company’s core results, were as follows (amounts in thousands):

	Fourth Quarter 2019	Year 2019	Year 2020

Net interest income	$164	$681	$143
Noninterest income	2,699	10,628	1,425
Total revenue	2,863	11,309	1,568

Noninterest expenses	2,056	9,035	1,438
Total pretax income	$807	$2,274	$130

* Please refer to the section entitled “Reconciliation of Non-GAAP Financial Measures” and to the financial tables entitled “GAAP to Non-GAAP reconciliation” in this press release for a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measures.

Mary Ann Scully, Chairman and CEO, commented, “The fourth quarter of 2020 represented a continuation of a number of trends seen since the middle of the first quarter. Most, if not all, are attributable to the impact of the COVID-19 pandemic on the economy. Businesses remain stressed although most are persevering thanks to the lifelines associated with the many stimulus programs offered by federal and state governments with some of those stimulus programs delivered directly through the banking system. The partnership of government and private sector banking is one we have not always seen but it has been a critical ingredient to setting the platform for recovery. The industry, especially community leaders like Howard Bank, have truly acted as economic first responders. We are deeply proud of and grateful to our colleagues for allowing us to play this critically important leadership role which continues in the latest round of PPP lending.

Those stimulus payments, while necessary, have, however, created a challenging set of additional headwinds - the near zero interest rate environment, an excess of liquidity that both reflects and decreases commercial lending demand, and both the necessity and the opportunity to work with impacted clients through modifications and government supported loan programs.

Once again, we focus on core trends in the execution of our commercially focused strategy to allow our stakeholders to see what is constant rather than what is temporary. We discuss below our progress, as well as identify headwinds and tailwinds that we believe will guide the trajectory of future progress.

Our primary focus on ensuring tangible capital accretion through sustainable core banking activities continues. Our tangible book value increased by 9% year over year. That capital accretion is largely driven by solid operating results reflected in our Core PPNR. PPNR in the fourth quarter of 2020 grew 33% from the fourth quarter of 2019. Our PPNR to average asset ratio has improved steadily from 1.15% in 2019 to 1.38% in 2020, a 20% improvement. More is necessary but the foundational platform in place is showing the path forward. We believe that growth in capital, in turn, will provide us with the ability to manage any minor shifts in asset quality, to fund the higher loan growth we expect as disruption in our markets continues, and to potentially take advantage of capital management opportunities. Our focus on core banking activities has been reinforced with the early 2020 exit of our mortgage origination business with its inherent volatility and transactional nature (as evidenced in the level of refinancing activity seen in the marketplace) and has recently been leveraged with the redeployment of resources through talent acquisition in the contiguous Greater Washington market as well as in our core Greater Baltimore market. Our team is growing not just in numbers but in skill and network breadth and depth. This team growth is the strongest and most tangible evidence of the market share and portfolio growth to come.

While very strong origination activity of over $100 million in the fourth quarter was unable to completely offset continuing refinance pressure on the residential mortgage loan portfolio in the quarter and the year, the commercial portfolio grew modestly despite its own headwinds of historically low line utilization due to the injection of so much liquidity into the economy. The consumer loan portfolio growth shows the early successes in the consumer loan niches being selectively pursued. Most notably, the origination activity continues apace. New correspondents have been added consistent with the residential mortgage portfolio stabilization strategy. More importantly and strategically, we believe our commercial pipeline is strong and the later stages of the pipeline already shows the early but tangible impact of our Greater Washington initiative. Funding costs continued to fall due to economically driven liquidity, but complemented by our transaction account focus, management of our non-transaction account portfolio and by new customer acquisitions. This once again helped to stabilize our net interest margin and allowed net interest income to grow despite the temporarily flat balance sheet. Noninterest income showed signs of stabilization after the early 2020 pull back from spending. While very noisy due to litigation expenses, branch closure costs, and the non-recurring effect of enhanced accounting methodologies, noninterest expenses on a comparable basis show the consistent signs of the cost controls committed to and deployed over the last three years and will be further reduced with our recent branch reduction initiative whose costs were recorded in the fourth quarter. We had a head start on many in the industry in 2019 with our branch optimization initiative as we recognized changing customer behaviors; the additional branch closures bring the average branch deposit levels well above best practices, especially in a footprint that extends over 90 miles along the I-95 corridor. Since March of 2018, we have reduced the number of branches from a pro forma 28 to proforma 13 in March of 2021. Future PPNR and TBV growth will, we expect, be driven largely by the revenue improvements anticipated with market share gains, related balance sheet growth, and stable net interest margins as a result of funding advantages.

We firmly believe that our local leadership / policy setting differentiation remains relevant. It is certainly increasingly scarce. It tangibly demonstrates its muscle especially on the talent acquisition front. Portfolio growth generally follows team building and the team is being built. Our relationship brand will continue to assist with funding and margin compression with its transaction account focus, and we expect it to drive higher noninterest income as well with certain activities underway. And our noninterest expense to asset ratio is solid.

While very optimistic, we acknowledge the headwinds of health crises, related but recurring economic stalls, low interest rates and excess liquidity and how that drives competitor behavior. But we view those headwinds as temporary and our tailwind of talent and differentiation as sustainable.”

Earnings Conference Call

The Company will host a conference call on Thursday, January 28, 2021, at 10:00 a.m. (EDT) to discuss the results and presentation slides and to answer questions. Those who wish to participate may do so by calling 1-877-269-7756 and asking for the Howard Bancorp conference call. We encourage participants to call at least ten minutes prior to the scheduled start time so that you can be sure to be entered into the conference before it begins. You may also connect to the live conference and ask questions via an instant call-back from the automated conference host to the phone number you specify.

The Call-Back link will be available on our website at www.howardbank.com/InvestorCall until the call has ended.

A presentation will be used during the earnings call and will be available on the Investor Relations section of our website at www.howardbank.com/InvestorCall

An internet-based audio replay of the call will be available on the Investor Relations page of our website at www.howardbank.com/InvestorCall shortly following the conclusion of the call and will be available until February 26, 2021.

Company management will not be available to discuss the fourth quarter 2020 results prior to the earnings conference call.

About the Company

Howard Bancorp, Inc. is the parent company of Howard Bank, a Maryland-chartered trust company operating as a commercial bank. Headquartered in Baltimore City, Maryland, Howard Bank operates a general commercial banking business through its 15 branches located throughout the Greater Baltimore Metropolitan Area. Additional information about Howard Bancorp, Inc. and Howard Bank are available on its website at www.howardbank.com.

Cautionary Note Regarding Forward-Looking Statements

This press release and statements by the Company’s management contains “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can be identified by words such as “anticipated,” “expects,” “intends,” “believes,” “may,” “likely,” “will” or other statements that indicate future periods. Such statements include, without limitation, statements regarding management’s predictions or expectations about future economic conditions, statements about the Company’s business or financial performance, as well as management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties which change over time and other factors which could cause actual results to differ materially from those currently anticipated. These risks and uncertainties include, but are not limited to: the impact of the global COVID-19 pandemic on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the CARES Act and the Consolidated Appropriations Act, 2021), and the resulting effect of these items on our operations, liquidity and capital position, and on the financial condition of the Company’s borrowers and other customers; conditions in the financial markets and economic conditions generally and in the bank and non-bank financial services industries, nationally and within our local market areas, including the effects of declines in housing markets, an increase in unemployment levels and slowdowns in economic growth; the Company’s level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs; the potential inability to replace income lost from exiting our mortgage banking activities with new revenues; the impact of changes in interest rates; credit quality and strength of underlying collateral; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in the Company’s loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company’s operations and potential expenses associated with complying with such regulations; possible additional loan losses and impairment of the collectability of loans; the Company’s ability to comply with applicable capital and liquidity requirements; any further impairment of the Company’s goodwill or other intangible assets; losses resulting from pending or potential litigation claims may exceed amounts accrued with respect to such matters; system failure or cybersecurity breaches of the Company’s network security; the Company’s ability to recruit and retain key employees; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability and man-made disasters including terrorist attacks; the effects of any reputation, credit, interest rate, market, operational, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and other risks and uncertainties. Additional risks and uncertainties are contained in the “Risk Factors” and forward-looking statements disclosure in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The inclusion of this forward-looking information should not be construed as a representation by us or any person that future events, plans, or expectations contemplated by us will be achieved. Forward-looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, whether as a result of new information, future events, or otherwise, except as required by law.

Additional information is available at www.howardbank.com.

HOWARD BANCORP, INC. AND SUBSIDIARY
Selected Unaudited Financial Data
(in thousands except per share data)
	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	December 31,
	2020	2019	2020	2020	2019
Income Statement Data:
Interest income	$86,363	$91,434	$21,713	$20,951	$22,550
Interest expense	12,761	22,124	2,028	2,679	5,283
Net interest income	73,602	69,310	19,685	18,272	17,267
Provision for credit losses	9,845	4,193	1,700	1,700	750
Net interest income after provision for credit losses	63,757	65,117	17,985	16,572	16,517
Noninterest income	12,359	21,034	2,145	2,089	5,625
Noninterest expense	89,463	64,078	14,567	12,709	14,362
(Loss) income before income taxes	(13,347)	22,073	5,564	5,952	7,780
Income tax expense (benefit)	3,645	5,192	1,093	1,348	1,880
Net (loss) income	$(16,991)	$16,881	$4,471	$4,604	$5,900

Per Share Data and Shares Outstanding:
Net (loss) income per common share - basic	$(0.91)	$0.89	$0.24	$0.25	$0.31
Net (loss) income per common share - diluted	$(0.91)	$0.89	$0.24	$0.25	$0.31
Book value per common share, at period end	$15.72	$16.48	$15.72	$15.45	$16.48
Tangible book value per common share, at period end (1)	$13.81	$12.68	$13.81	$13.51	$12.68
Average common shares outstanding	18,766	19,068	18,743	18,737	19,080
Diluted average common shares outstanding	18,766	19,071	18,748	18,737	19,083
Shares outstanding, at period end	18,745	19,067	18,745	18,742	19,067

Balance Sheet Data:
Total assets	$2,537,991	$2,374,619	$2,537,991	$2,559,184	$2,374,619
Portfolio loans, net of unearned income (1)	1,698,322	1,745,513	1,698,322	1,688,030	1,745,513
Paycheck Protection Program loans, net of unearned inc.	167,639	-	167,639	196,375	-
Total loans and leases, net of unearned income	1,865,961	1,745,513	1,865,961	1,884,405	1,745,513
Allowance for loan losses	19,162	10,401	19,162	17,657	10,401
Other interest-earning assets	458,488	343,149	458,488	454,897	343,149
Total deposits	1,975,414	1,714,365	1,975,414	1,972,738	1,714,365
Total borrowings	242,071	319,368	242,071	269,861	319,368
Common and total stockholders' equity	294,632	314,148	294,632	289,500	314,148
Average total assets	2,488,280	2,250,334	2,527,869	2,524,773	2,292,369
Average common and total stockholders' equity	304,173	304,925	294,285	288,727	311,777

Selected Performance Metrics:
Return on average assets (2)	(0.68)%	0.75%	0.70%	0.73%	1.02%
Return on average common equity (2)	(5.59)%	5.54%	6.04%	6.34%	7.51%
Pre-provision net revenue ("PPNR") (1)	$31,369	$27,197	$8,798	$7,652	$6,635
PPNR to average assets (1)	1.26%	1.21%	1.38%	1.21%	1.15%
Net interest margin (2),(3)	3.27%	3.50%	3.39%	3.15%	3.38%
Efficiency ratio (4)	104.07%	70.93%	66.73%	62.42%	62.74%
Core efficiency ratio (1)	61.44%	64.96%	59.70%	62.42%	65.58%

Asset Quality Ratios:
Nonperforming loans to portfolio loans (1)	1.14%	1.10%	1.14%	1.01%	1.10%
Nonperforming assets to portfolio loans and OREO (1)	1.19%	1.27%	1.19%	1.07%	1.27%
Nonperforming assets to total assets	0.79%	0.94%	0.79%	0.71%	0.94%
Allowance for loan losses to total loans	1.03%	0.60%	1.03%	0.94%	0.60%
Allowance for loan losses to portfolio loans (1)	1.13%	0.60%	1.13%	1.05%	0.60%
Allowance for loan losses to nonperforming loans	98.62%	54.33%	98.62%	103.96%	54.33%
Net chargeoffs to average total loans and leases (2)	0.04%	0.22%	0.04%	0.02%	(0.01)%

Capital Ratios (Bancorp):
Tier 1 capital to average assets (leverage ratio)	9.26%	9.55%	9.26%	9.07%	9.55%
Common equity tier 1 capital to risk-weighted assets	11.83%	11.09%	11.83%	11.65%	11.09%
Tier 1 capital to risk-weighted assets	11.83%	11.09%	11.83%	11.65%	11.09%
Total capital to risk-weighted assets	14.32%	13.14%	14.32%	14.11%	13.14%
Average equity to average assets	12.22%	13.55%	11.64%	11.44%	13.60%

(1) This is a non-GAAP measure. See the GAAP to Non-GAAP Reconciliation at the end of the financial statements.
(2) Annualized
(3) Net interest income divided by average earning assets
(4) Noninterest expense divided by the sum of net interest income and noninterest income

HOWARD BANCORP, INC. AND SUBSIDIARY
Unaudited Consolidated Statements of Income (Loss)
(in thousands except per share data)
	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	December 31,
	2020	2019	2020	2020	2019
Interest income	$86,363	$91,434	$21,713	$20,951	$22,550
Interest expense	12,761	22,124	2,028	2,679	5,283
Net interest income	73,602	69,310	19,685	18,272	17,267
Provision for credit losses	9,845	4,193	1,700	1,700	750
Net interest income after provision for credit losses	63,757	65,117	17,985	16,572	16,517
Noninterest income:
Service charges on deposit accounts	2,116	2,747	535	506	710
Realized and unrealized gains from mortgage banking	1,036	7,798	-	-	1,951
Gain (loss) on sale of securities	3,044	645	-	-	(13)
Gain (loss) on the disposal of premises & equipment	6	(70)	-	-	13
Income from bank owned life insurance	1,767	1,858	440	441	466
Loan related fees and service charges	1,367	3,934	247	365	912
Other income	3,023	4,122	923	777	1,586
Total noninterest income	12,359	21,034	2,145	2,089	5,625
Noninterest expense:
Compensation and benefits	28,560	32,056	6,724	7,136	7,811
Occupancy and equipment	5,472	9,076	1,896	1,301	880
Marketing and business development	1,399	2,339	306	189	853
Professional fees	3,202	2,954	1,019	823	704
Data processing fees	3,979	4,914	1,306	897	1,217
FDIC assessment	1,123	464	342	358	12
Other real estate owned	486	845	26	115	321
Loan production expense	1,129	2,700	222	247	719
Amortization of core deposit intangible	2,674	3,013	636	659	717
Goodwill impairment charge	34,500	-	-	-	-
Other operating expense	6,939	5,717	2,089	984	1,128
Total noninterest expense	89,463	64,078	14,567	12,709	14,362
Income (loss) before income taxes	(13,347)	22,073	5,564	5,952	7,780
Income tax expense (benefit)	3,645	5,192	1,093	1,348	1,880
Net income (loss)	$(16,991)	$16,881	$4,471	$4,604	$5,900

Net income (loss) per common share:
Basic	$(0.91)	$0.89	$0.24	$0.25	$0.31
Diluted	$(0.91)	$0.89	$0.24	$0.25	$0.31

Average common shares outstanding:
Basic	18,766	19,068	18,743	18,737	19,080
Diluted	18,766	19,071	18,748	18,737	19,083

Selected Performance Metrics:
Return on average assets	-0.68%	0.75%	0.70%	0.73%	1.02%
Return on average common equity	-5.59%	5.54%	6.04%	6.34%	7.51%
Core Pre-provision net revenue ("PPNR") (1)	$31,369	$27,197	$8,798	$7,652	$6,635
Core PPNR to average assets (1)	1.26%	1.21%	1.38%	1.21%	1.15%
Net interest margin	3.27%	3.50%	3.39%	3.15%	3.38%
Efficiency ratio	104.07%	70.93%	66.73%	62.42%	62.74%
Core efficiency ratio (1)	61.44%	64.96%	59.70%	62.42%	65.58%

(1) This is a non-GAAP measure. See the GAAP to Non-GAAP Reconciliation at the end of the financial statements.

HOWARD BANCORP, INC. AND SUBSIDIARY
Unaudited Consolidated Balance Sheets
(in thousands except per share data)
	PERIOD ENDED
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
ASSETS
Cash and due from banks	$9,415	$11,043	$12,652	$15,951	$12,992
Interest bearing deposits with banks	65,204	59,539	46,418	179,999	96,985
Total cash and cash equivalents	74,619	70,582	59,070	195,950	109,977
Securities available for sale, at fair value	375,397	377,471	276,889	275,252	215,505
Securities held to maturity, at amortized cost	7,250	7,250	7,250	7,750	7,750
Federal Home Loan Bank of Atlanta stock, at cost	10,637	10,637	12,592	16,757	14,152
Loans held for sale, at fair value	-	-	-	3,795	30,710
Portfolio loans, net of unearned income (1)	1,698,322	1,688,030	1,704,911	1,761,419	1,745,513
Paycheck Protection Program loans, net of unearned inc (1)	167,639	196,375	193,719	-	-
Total loans and leases, net of unearned income	1,865,961	1,884,405	1,898,630	1,761,419	1,745,513
Allowance for loan losses	(19,162)	(17,657)	(16,356)	(13,384)	(10,401)
Net loans and leases	1,846,799	1,866,748	1,882,274	1,748,035	1,735,112
Bank premises and equipment, net	41,142	42,147	42,434	42,543	42,724
Goodwill	31,449	31,449	31,449	65,949	65,949
Core deposit intangible	5,795	6,431	7,090	7,770	8,469
Bank owned life insurance	77,597	77,157	76,716	76,275	75,830
Other real estate owned	743	1,155	2,137	2,322	3,098
Deferred tax assets, net	31,254	34,687	35,034	33,529	36,010
Interest receivable and other assets	35,309	33,470	30,515	31,967	29,333
Total assets	$2,537,991	$2,559,184	$2,463,450	$2,507,894	$2,374,619

LIABILITIES
Noninterest-bearing deposits	$676,801	$657,028	$671,598	$483,499	$468,975
Interest-bearing deposits	1,298,613	1,315,710	1,159,076	1,305,400	1,245,390
Total deposits	1,975,414	1,972,738	1,830,674	1,788,899	1,714,365
FHLB advances	200,000	200,000	246,000	344,000	285,000
Fed funds and repos	13,634	41,473	37,834	5,321	6,127
Subordinated debt	28,437	28,388	28,339	28,290	28,241
Total borrowings	242,071	269,861	312,173	377,611	319,368
Accrued expenses and other liabilities	25,874	27,085	37,322	26,026	26,738
Total liabilities	2,243,359	2,269,684	2,180,169	2,192,536	2,060,471

STOCKHOLDERS' EQUITY
Common stock - $0.01 par value	187	187	187	187	191
Additional paid in capital	270,591	270,445	270,057	269,918	276,156
Retained earnings	18,165	13,696	9,090	38,501	35,158
Accumulated other comprehensive income	5,689	5,172	3,947	6,752	2,643
Total stockholders' equity	294,632	289,500	283,281	315,358	314,148
Total liabilities and stockholders' equity	$2,537,991	$2,559,184	$2,463,450	$2,507,894	$2,374,619

Capital Ratios (Bancorp)
Tier 1 capital to average assets (leverage ratio)	9.26%	9.07%	8.73%	9.10%	9.55%
Common equity tier 1 capital to risk-weighted assets	11.83%	11.65%	11.66%	10.95%	11.09%
Tier 1 capital to risk-weighted assets	11.83%	11.65%	11.66%	10.95%	11.09%
Total capital to risk-weighted assets	14.32%	14.11%	14.09%	13.16%	13.14%

Asset Quality Measures
Nonperforming loans	$19,430	$16,984	$18,469	$17,203	$19,143
Other real estate owned (OREO)	743	1,155	2,137	2,322	3,098
Total nonperforming assets	$20,173	$18,139	$20,606	$19,525	$22,241

Nonperforming loans to portfolio loans (1)	1.14%	1.01%	1.08%	0.98%	1.10%
Nonperforming assets to portfolio loans and OREO (1)	1.19%	1.07%	1.21%	1.11%	1.27%
Nonperforming assets to total assets	0.79%	0.71%	0.84%	0.78%	0.94%
Allowance for loan losses to total loans	1.03%	0.94%	0.86%	0.76%	0.60%
Allowance for loan losses to portfolio loans (1)	1.13%	1.05%	0.96%	0.76%	0.60%
Allowance for loan losses to nonperforming loans	98.62%	103.96%	88.56%	77.80%	54.33%
Net chargeoffs to average total loans and leases (2)	0.04%	0.02%	0.01%	0.11%	-0.01%
Provision for credit losses to average portfolio loans (1), (2)	0.40%	0.40%	0.69%	0.79%	0.17%

(1) This is a non-GAAP measure. See the GAAP to Non-GAAP Reconciliation at the end of the financial statements.
(2) Annualized

HOWARD BANCORP, INC. AND SUBSIDIARY
Average Balances, Yields, and Rates
(in thousands)
	Three Months Ended December 31, 2020			Three Months Ended September 30, 2020			Three Months Ended December 31, 2019
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
Earning assets
Loans and leases:
Commercial loans and leases	$353,596	$3,159	3.55%	$343,991	$3,981	4.60%	$381,463	$4,529	4.71%
Commercial real estate	733,116	8,763	4.76	702,633	7,768	4.40	679,767	8,426	4.92
Construction and land	108,020	1,054	3.88	125,059	1,188	3.78	120,617	1,574	5.18
Residential real estate	443,753	4,508	4.04	463,874	4,382	3.76	488,505	5,228	4.25
Consumer	58,548	632	4.29	49,722	565	4.52	46,232	578	4.96
Total portfolio loans	1,697,033	18,116	4.25	1,685,279	17,884	4.22	1,716,584	20,335	4.70
Paycheck Protection Program loans	186,267	1,886	4.03	195,588	1,240	2.52	-	-	-
Total loans and leases	1,883,300	20,002	4.23	1,880,867	19,124	4.04	1,716,584	20,335	4.70
Securities available for sale:
U.S. Gov agencies	58,424	365	2.49	79,391	531	2.66	71,675	495	2.74
Mortgage-backed	308,737	963	1.24	272,495	942	1.38	110,039	797	2.87
Corporate debentures	8,910	137	6.12	5,932	100	6.71	9,728	148	6.04
Total available for sale securities	376,071	1,465	1.55	357,818	1,573	1.75	191,442	1,440	2.98
Securities held to maturity	7,250	107	5.87	7,250	106	5.83	9,750	149	6.06
FHLB Atlanta stock, at cost	10,951	132	4.80	13,221	140	4.21	6,554	102	6.17
Interest bearing deposits in banks	32,356	6	0.07	46,049	8	0.07	66,070	186	1.12
Loans held for sale	-	-	-	-	-	-	37,500	339	3.59
Total earning assets	2,309,928	21,712	3.74%	2,305,205	20,951	3.62%	2,027,900	22,551	4.41%
Cash and due from banks	11,534			11,772			13,350
Bank premises and equipment, net	41,979			42,376			42,813
Goodwill and other intangible assets	37,644			38,290			74,619
Other assets	144,336			143,565			143,418
Less: allowance for loan losses	(17,552)			(16,435)			(9,731)
Total assets	$2,527,869			$2,524,773			$2,292,369

Interest-bearing liabilities
Deposits:
Interest-bearing demand accounts	$200,144	$27	0.05%	$190,272	$36	0.08%	$185,278	$190	0.41%
Money market	431,769	107	0.10	386,189	261	0.27	357,617	771	0.86
Savings	154,953	20	0.05	149,973	27	0.07	131,847	62	0.19
Time deposits	505,462	971	0.76	493,827	1,390	1.12	565,213	2,810	1.97
Total interest-bearing deposits	1,292,328	1,125	0.35	1,220,261	1,714	0.56	1,239,955	3,833	1.23
Borrowings:
FHLB advances	207,335	450	0.86	260,807	483	0.74	228,862	976	1.69
Fed funds and repos	18,706	5	0.11	40,492	35	0.34	-	-	-
Subordinated debt	28,405	447	6.26	28,356	447	6.27	28,161	474	6.68
Total borrowings	254,446	902	1.41	329,655	965	1.17	257,023	1,450	2.24
Total interest-bearing funds	1,546,774	2,027	0.52%	1,549,916	2,679	0.69%	1,496,978	5,283	1.40%
Noninterest-bearing deposits	660,549			649,525			457,748
Other liabilities	26,261			36,605			25,866
Total liabilities	2,233,584			2,236,046			1,980,592
Stockholders' equity	294,285			288,727			311,777
Total liabilities & equity	$2,527,869			$2,524,773			$2,292,369
Net interest rate spread (1)		$19,685	3.22%		$18,272	2.93%		$17,268	3.01%
Effect of noninterest-bearing funds			0.17			0.22			0.37
Net interest margin on earning assets (2)			3.39%			3.15%			3.38%

(1) The difference between the annualized yield on average total earning assets and the annualized cost of average total interest-bearing liabilities
(2) Annualized net interest income divided by average total earning assets

HOWARD BANCORP, INC. AND SUBSIDIARY
Average Balances, Yields, and Rates
(in thousands)
	Year Ended December 31, 2020			Year Ended December 31, 2019
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
Earning assets
Loans and leases:
Commercial loans and leases	$362,579	$14,440	3.98%	$357,129	$17,880	5.01%
Commercial real estate	705,392	33,855	4.80	667,557	33,424	5.01
Construction and land	124,324	4,992	4.02	121,156	6,782	5.60
Residential real estate	476,568	19,083	4.00	487,586	21,803	4.47
Consumer	49,911	2,252	4.51	50,017	2,471	4.94
Total portfolio loans	1,718,774	74,622	4.34	1,683,445	82,360	4.89
Paycheck Protection Program loans	131,469	4,022	3.06	-	-	-
Total loans and leases	1,850,243	78,644	4.25	1,683,445	82,360	4.89
Securities available for sale:
U.S. Gov agencies	72,197	1,920	2.66	85,421	2,376	2.78
Mortgage-backed	230,841	3,828	1.66	93,566	2,889	3.09
Corporate debentures	6,473	421	6.50	3,433	269	7.84
Total available for sale securities	309,511	6,169	1.99	182,420	5,534	3.03
Securities held to maturity	7,497	438	5.84	9,503	583	6.13
FHLB Atlanta stock, at cost	13,218	665	5.03	10,825	668	6.17
Interest bearing deposits in banks	62,235	268	0.43	63,806	1,094	1.71
Loans held for sale	4,920	179	3.64	30,276	1,195	3.95
Total earning assets	2,247,624	86,363	3.84%	1,980,275	91,434	4.62%
Cash and due from banks	13,234			13,970
Bank premises and equipment, net	42,368			43,823
Goodwill and other intangible assets	55,701			77,139
Other assets	143,897			144,625
Less: allowance for loan losses	(14,544)			(9,498)
Total assets	$2,488,280			$2,250,334

Interest-bearing liabilities
Deposits:
Interest-bearing demand accounts	$190,153	$277	0.15%	$199,091	$912	0.46%
Money market	388,213	1,415	0.36	356,955	2,814	0.79
Savings	144,894	117	0.08	135,868	249	0.18
Time deposits	520,055	6,623	1.27	556,398	11,487	2.06
Total interest-bearing deposits	1,243,315	8,432	0.68	1,248,312	15,462	1.24
Borrowings:
FHLB advances	261,090	2,465	0.94	206,687	4,728	2.29
Fed funds and other borrowings	20,702	57	0.28	7,748	31	0.40
Subordinated debt	28,332	1,807	6.38	28,140	1,903	6.76
Total borrowings	310,124	4,329	1.40	242,575	6,662	2.75
Total interest-bearing funds	1,553,439	12,761	0.82%	1,490,887	22,124	1.48%
Noninterest-bearing deposits	602,005			431,557
Other liabilities	28,663			22,965
Total liabilities	2,184,107			1,945,409
Stockholders' equity	304,173			304,925
Total liabilities & equity	$2,488,280			$2,250,334
Net interest rate spread (1)		$73,602	3.02%		$69,310	3.13%
Effect of noninterest-bearing funds			0.25			0.37
Net interest margin on earning assets (2)			3.27%			3.50%

(1) The difference between the annualized yield on average total earning assets and the annualized cost of average total interest-bearing liabilities
(2) Annualized net interest income divided by average total earning assets

Reconciliation of Non-GAAP Financial Measures

This press release contains references to financial measures that are not defined in generally accepted accounting principles (“GAAP”). Such non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that we discuss in this press release may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures with names similar to the non-GAAP financial measures we have discussed in this press release when comparing such non-GAAP financial measures.

The Company considers the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. The Company believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe these measures provide investors with information regarding balance sheet profitability, and we believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - CORE NET INCOME AND EPS
(in thousands except per share data)
	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31	December 31	September 30,	June 30,	March 31,	December 31
	2020	2019	2020	2020	2020	2020	2019

Net (loss) income (GAAP)	$(16,991)	$16,881	$4,471	$4,604	$(29,409)	$3,343	$5,900
Adjustments:
Mortgage banking activities:
Net interest income	(143)	(681)	-	-	-	(143)	(164)
Noninterest income	(1,425)	(10,628)	-	-	-	(1,425)	(2,699)
Noninterest expenses	1,438	9,035	-	-	-	1,438	2,056
Total pretax - mortgage banking activities	(130)	(2,274)	-	-	-	(130)	(807)
Certain other items:
Securities gains	(3,044)	(658)	-	-	(3,044)	-	-
Proceeds from agreement to exit mortgage banking activities	-	(750)	-	-	-	-	(750)
Prepayment penalty - FHLB advances	224	651	-	-	224	-	-
Branch optimization charge	554	3,262	554	-	-	-	(338)
Litigation expense	1,980	700	980	-	1,000	-	-
CFO departure	788	-	-	-	-	788	-
Goodwill impairment charge	34,500	-	-	-	34,500	-	-
Total pretax - certain other items	35,002	3,205	1,534	-	32,680	788	(1,088)
Total core pretax income adjustments	34,872	931	1,534	-	32,680	658	(1,895)
Income tax expense (benefit) of adjustments	138	251	414	-	(454)	178	(512)
Total core pretax income adjustments, net of tax	34,734	680	1,120	-	33,134	480	(1,383)
Less: One-time benefit of NOL carryback (CARES Act)	(1,271)	-	(94)	-	-	(1,177)	-
Total core adjustments to net income	33,463	680	1,026	-	33,134	(697)	(1,383)
Core net income (Non-GAAP)	$16,472	$17,561	$5,497	$4,604	$3,725	$2,646	$4,517

Diluted average common shares	18,766	19,071	18,748	18,737	18,716	18,915	19,083

Diluted EPS (GAAP)	$(0.91)	$0.89	$0.24	$0.25	$(1.57)	$0.18	$0.31
Total core adjustments to net income	1.78	0.04	0.05	-	1.77	(0.04)	(0.07)
Core diluted EPS (Non-GAAP)	$0.88	$0.92	$0.29	$0.25	$0.20	$0.14	$0.24

GAAP TO NON-GAAP RECONCILIATION - PRE-PROVISION NET REVENUE ("PPNR")
(in thousands)
	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2019	2020	2020	2020	2020	2019

Net (loss) income (GAAP)	$(16,991)	$16,881	$4,471	$4,604	$(29,409)	$3,343	$5,900
Plus: provision for credit losses	9,845	4,193	1,700	1,700	3,000	3,445	750
Plus: income tax expense	3,644	5,192	1,093	1,348	1,660	(457)	1,880
Pre-provision net revenue (Non-GAAP)	$(3,503)	$26,266	$7,264	$7,652	$(24,749)	$6,331	$8,530

Adjustments to net revenue:
Mortgage banking activities	(130)	(2,274)	-	-	-	(130)	(807)
Securities gains	(3,044)	(658)	-	-	(3,044)	-	-
Proceeds from agreement to exit mortgage banking activities	-	(750)	-	-	-	-	(750)
Prepayment penalty - FHLB advances	224	651	-	-	224	-	-
Branch optimization charge	554	3,262	554	-	-	-	(338)
Litigation accrual	1,980	700	980	-	1,000	-	-
CFO departure	788	-	-	-	-	788	-
Goodwill impairment charge	34,500	-	-	-	34,500	-	-
Total core pretax net revenue adjustments	34,872	931	1,534	-	32,680	658	(1,895)
Core pre-provision net revenue (PPNR)	$31,369	$27,197	$8,798	$7,652	$7,931	$6,989	$6,635

GAAP TO NON-GAAP RECONCILIATION - PPNR / AVERAGE TANGIBLE COMMON EQUITY
(in thousands)
	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2019	2020	2020	2020	2020	2019

Core PPNR (Non-GAAP)	$31,369	$27,197	$8,798	$7,652	$7,931	$6,989	$6,635

Average common equity (GAAP)	$304,173	$304,925	$294,285	$288,727	$319,152	$314,805	$311,777
Less average goodwill	(48,511)	(67,092)	(31,449)	(31,449)	(65,570)	(65,950)	(65,949)
Less average core deposit intangible, net	(5,408)	(7,532)	(4,716)	(5,076)	(5,672)	(6,170)	(6,702)
Average tangible common equity (non-GAAP)	$250,254	$230,301	$258,120	$252,202	$247,910	$242,685	$239,125

Core PPNR / average tangible common equity (Non-GAAP)	12.53%	11.81%	13.56%	12.07%	12.87%	11.58%	11.01%

Annualized ratio based on days in quarter divided by days in year

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - PPNR / AVERAGE TOTAL ASSETS
(in thousands)
	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2019	2020	2020	2020	2020	2019

Core PPNR (Non-GAAP)	$31,369	$27,197	$8,798	$7,652	$7,931	$6,989	$6,635

Average total assets (GAAP)	2,488,280	2,250,334	2,527,869	2,524,773	2,529,797	2,369,847	2,292,369

Core PPNR / average total assets (Non-GAAP)	1.26%	1.21%	1.38%	1.21%	1.26%	1.19%	1.15%

Annualized ratio based on days in quarter divided by days in year

GAAP TO NON-GAAP RECONCILIATION - EFFICIENCY RATIO
(in thousands)
	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2019	2020	2020	2020	2020	2019

Net interest income (GAAP)	$73,602	$69,310	$19,685	$18,272	$18,119	$17,525	$17,267
Adjustments:
Mortgage banking activities	(143)	(681)	-	-	-	(143)	(164)
Total core net interest income adjustments	(143)	(681)	-	-	-	(143)	(164)
Core net interest income (Non-GAAP)	$73,459	$68,629	$19,685	$18,272	$18,119	$17,382	$17,103

Noninterest income (GAAP)	$12,359	$21,034	$2,145	$2,089	$4,759	$3,366	$5,625
Adjustments:
Mortgage banking activities	(1,425)	(10,628)	-	-	-	(1,425)	(2,699)
Securities gains	(3,044)	(658)	-	-	(3,044)	-	-
Proceeds from agreement to exit mortgage banking activities	-	(750)	-	-	-	-	(750)
Total core noninterest income adjustments	(4,469)	(12,036)	-	-	(3,044)	(1,425)	(3,449)
Core noninterest income (Non-GAAP)	$7,890	$8,998	$2,145	$2,089	$1,715	$1,941	$2,176

Total net interest income and noninterest income (GAAP)	$85,961	$90,344	$21,830	$20,361	$22,878	$20,891	$22,892
Adjustments:
Total core net interest income adjustments	(143)	(681)	-	-	-	(143)	(164)
Total core noninterest income adjustments	(4,469)	(12,036)	-	-	(3,044)	(1,425)	(3,449)
Total core net interest income and noninterest income adjustments	(4,612)	(12,717)	-	-	(3,044)	(1,568)	(3,613)
Core net interest income + noninterest income (Non-GAAP)	$81,349	$77,627	$21,830	$20,361	$19,834	$19,323	$19,279

Noninterest expense (GAAP)	$89,463	$64,078	$14,567	$12,709	$47,627	$14,560	$14,362
Adjustments:
Mortgage banking activities	(1,438)	(9,035)	-	-	-	(1,438)	(2,056)
Prepayment penalty - FHLB advances	(224)	(651)	-	-	(224)	-	-
Branch optimization charge	(554)	(3,262)	(554)	-	-	-	338
Litigation accrual	(1,980)	(700)	(980)	-	(1,000)	-	-
CFO departure	(788)	-	-	-	-	(788)	-
Goodwill impairment charge	(34,500)	-	-	-	(34,500)	-	-
Total core noninterest expense adjustments	(39,484)	(13,648)	(1,534)	-	(35,724)	(2,226)	(1,718)
Core noninterest expense (Non-GAAP)	$49,979	$50,430	$13,033	$12,709	$11,903	$12,334	$12,644

Efficiency ratio (GAAP)	104.07%	70.93%	66.73%	62.42%	208.18%	69.70%	62.74%

Core efficiency ratio (Non-GAAP)	61.44%	64.96%	59.70%	62.42%	60.01%	63.83%	65.58%

GAAP TO NON-GAAP RECONCILIATION - TANGIBLE BOOK VALUE PER COMMON SHARE
(in thousands except per share data)

	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2019	2020	2020	2020	2020	2019

Common and total stockholder's equity (GAAP)	$294,632	$314,148	$294,632	$289,500	$283,281	$315,358	$314,148

Total shares outstanding at period end	18,745	19,067	18,745	18,742	18,716	18,715	19,067

Book value per common share at period end (GAAP)	$15.72	$16.48	$15.72	$15.45	$15.14	$16.85	$16.48

Common and total stockholder's equity (GAAP)	$294,632	$314,148	$294,632	$289,500	$283,281	$315,358	$314,148
Less goodwill	(31,449)	(65,949)	(31,449)	(31,449)	(31,449)	(65,949)	(65,949)
Less deposit intangible, net of deferred tax liability	(4,398)	(6,339)	(4,398)	(4,869)	(5,358)	(5,802)	(6,339)
Tangible common equity (non-GAAP)	$258,785	$241,860	$258,785	$253,182	$246,474	$243,607	$241,860

Total shares outstanding at period end	18,745	19,067	18,745	18,742	18,716	18,715	19,067

Tangible book value per common share (Non GAAP)	$13.81	$12.68	$13.81	$13.51	$13.17	$13.02	$12.68

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - TANGIBLE COMMON EQUITY / TANGIBLE ASSETS
(in thousands except per share data)

	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,		December 31,
	2020	2019	2020	2020	2020	2020		2019

Common (and total) stockholder's equity (GAAP)	$294,632	$314,148	$294,632	$289,500	$283,281	$315,358		$314,148
Less goodwill	(31,449)	(65,949)	(31,449)	(31,449)	(31,449)	(65,949)		(65,949)
Less deposit intangible, net of deferred tax liability	(4,398)	(6,339)	(4,398)	(4,869)	(5,358)	(5,802)		(6,339)
Tangible common equity (non-GAAP)	$258,785	$241,860	$258,785	$253,182	$246,474	$243,607		$241,860

Total assets (GAAP)	$2,559,184	$2,293,475	$2,537,991	$2,559,184	$2,463,450	$2,507,894	#	$2,374,619
Less goodwill	(31,449)	(65,949)	(31,449)	(31,449)	(31,449)	(65,949)	#	(65,949)
Less deposit intangible, net of deferred tax liability	(4,398)	(6,339)	(4,398)	(4,869)	(5,358)	(5,802)	#	(6,339)
Tangible assets (non-GAAP)	$2,523,337	$2,221,187	$2,502,144	$2,522,866	$2,426,643	$2,436,143		$2,302,331

Tangible common equity / tangible assets (period end)	10.26%	10.89%	10.34%	10.04%	10.16%	10.00%		10.51%

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - RETURN ON AVERAGE COMMON EQUITY
(in thousands)
	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,		December 31,
	2020	2019	2020	2020	2020	2020		2019

Net (loss) income (GAAP)	$(16,991)	$16,881	$4,471	$4,604	$(29,409)	$3,343		$5,900

Average common (and total) equity (GAAP)	304,173	304,925	294,285	288,727	319,152	314,805		311,777

Return on average common equity (GAAP)	-5.59%	5.54%	6.04%	6.34%	-37.06%	4.27%		7.51%

Net (loss) income (GAAP)	$(16,991)	$16,881	$4,471	$4,604	$(29,409)	$3,343		$5,900
Total core adjustments to net income	33,463	680	1,026	-	33,134	(697)		(1,383)
Core net income (Non-GAAP)	$16,472	$17,561	$5,497	$4,604	$3,725	$2,646		$4,517

Average common equity	304,173	304,925	294,285	288,727	319,152	314,805		311,777

Core return on average common equity (Non-GAAP)	5.42%	5.76%	7.43%	6.34%	4.69%	3.38%		5.75%

Annualized ratio based on days in quarter divided by days in year

GAAP TO NON-GAAP RECONCILIATION - TANGIBLE RETURN ON AVERAGE TANGIBLE COMMON EQUITY
(in thousands)
	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,		December 31,
	2020	2019	2020	2020	2020	2020		2019

Net (loss) income (GAAP)	$(16,991)	$16,881	$4,471	$4,604	$(29,409)	$3,343		$5,900

Goodwill impairment charge	34,500	-	-	-	34,500	-		-

CDI amortization	2,674	3,013	636	659	680	699		717
Income tax expense on pretax total	(722)	(814)	(172)	(178)	(184)	(189)		(194)
CDI amortization, net of tax	1,952	2,199	464	481	496	510		523
Total adjustments to net income	36,452	2,199	464	481	34,996	510		523
Tangible net income (Non-GAAP)	$19,461	$19,080	$4,935	$5,085	$5,587	$3,853		$6,423

Average common equity (GAAP)	$304,173	$304,925	$294,285	$288,727	$319,152	$314,805		$311,777
Less average goodwill	(48,511)	(67,092)	(31,449)	(31,449)	(65,570)	(65,950)		(65,949)
Less average core deposit intangible, net	(5,408)	(7,532)	(4,716)	(5,076)	(5,672)	(6,170)		(6,702)
Average tangible common equity (non-GAAP)	$250,254	$230,301	$258,120	$252,202	$247,910	$242,685		$239,125

Tangible return on average tangible common equity (Non-GAAP)	7.78%	8.29%	7.61%	8.02%	9.06%	6.39%		10.66%

Tangible net income (Non-GAAP)	$19,461	$19,080	$4,935	$5,085	$5,587	$3,853		$6,423
Total core adjustments to net (loss) income (ex goodwill impairment)	(1,037)	680	1,026	-	(1,366)	(697)		(1,383)
Core tangible net income (Non-GAAP)	$18,424	$19,760	$5,961	$5,085	$4,221	$3,157		$5,040

Average tangible common equity (non-GAAP)	$250,254	$230,301	$258,120	$252,202	$247,910	$242,685		$239,125

Core tangible return on average tangible common equity (Non-GAAP)	7.36%	8.58%	9.19%	8.02%	6.85%	5.23%		8.36%

Annualized ratio based on days in quarter divided by days in year

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - RETURN ON AVERAGE ASSETS
(in thousands)
	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2019	2020	2020	2020	2020	2019

Net (loss) income (GAAP)	$(16,991)	$16,881	$4,471	$4,604	$(29,409)	$3,343	$5,900

Average total assets (GAAP)	2,488,280	2,250,334	2,527,869	2,524,773	2,529,797	2,369,847	2,292,369

Return on average assets (GAAP)	-0.68%	0.75%	0.70%	0.73%	-4.68%	0.57%	1.02%

Net (loss) income (GAAP)	(16,991)	16,881	4,471	4,604	(29,409)	3,343	5,900
Total core adjustments to net (loss) income	33,463	680	1,026	-	33,134	(697)	(1,383)
Core net income (Non-GAAP)	$16,472	$17,561	$5,497	$4,604	$3,725	$2,646	$4,517

Average total assets (GAAP)	2,488,280	2,250,334	2,527,869	2,524,773	2,529,797	2,369,847	2,292,369

Core return on average assets (Non-GAAP)	0.66%	0.78%	0.87%	0.73%	0.59%	0.45%	0.78%

Annualized ratio based on days in quarter divided by days in year

GAAP TO NON-GAAP RECONCILIATION - TANGIBLE RETURN ON AVERAGE TANGIBLE ASSETS
(in thousands)
	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2019	2020	2020	2020	2020	2019

Net (loss) income (GAAP)	$(16,991)	$16,881	$4,471	$4,604	$(29,409)	$3,343	$5,900

Goodwill impairment charge	34,500	-	-	-	34,500	-	-

CDI amortization	2,674	3,013	636	659	680	699	717
Income tax expense on pretax total	(722)	(814)	(172)	(178)	(184)	(189)	(194)
CDI amortization, net of tax	1,952	2,199	464	481	496	510	523
Total adjustments to net income	36,452	2,199	464	481	34,996	510	523
Tangible net income (Non-GAAP)	$19,461	$19,080	$4,935	$5,085	$5,587	$3,853	$6,423

Average total assets (GAAP)	2,488,280	2,250,334	2,527,869	2,524,773	2,529,797	2,369,847	2,292,369
Less average goodwill	(48,511)	(67,092)	(31,449)	(31,449)	(65,570)	(65,950)	(65,949)
Less average core deposit intangible, net	(5,408)	(7,532)	(4,716)	(5,076)	(5,672)	(6,170)	(6,702)
Average tangible assets (non-GAAP)	$2,434,361	$2,175,710	$2,491,704	$2,488,247	$2,458,555	$2,297,727	$2,219,717

Tangible return on average tangible assets (Non-GAAP)	0.80%	0.88%	0.79%	0.81%	0.91%	0.67%	1.15%

Tangible net income (Non-GAAP)	$19,461	$19,080	$4,935	$5,085	$5,587	$3,853	$6,423
Total core adjustments to net (loss) income (ex goodwill impairment)	(1,037)	680	1,026	-	(1,366)	(697)	(1,383)
Core tangible net income (Non-GAAP)	$18,424	$19,760	$5,961	$5,085	$4,221	$3,157	$5,040

Average tangible assets (non-GAAP)	$2,434,361	$2,175,710	$2,491,704	$2,488,247	$2,458,555	$2,297,727	$2,219,717

Core tangible return on average tangible assets (Non-GAAP)	0.76%	0.91%	0.95%	0.81%	0.69%	0.55%	0.90%

Annualized ratio based on days in quarter divided by days in year

GAAP TO NON-GAAP RECONCILIATION - ALLOWANCE FOR LOAN LOSSES AS A % OF PORTFOLIO LOANS
(in thousands)
	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2019	2020	2020	2020	2020	2019

Allowance for loan losses (GAAP)	$19,162	$10,401	$19,162	$17,657	$16,356	$13,384	$10,401

Total loans and leases (GAAP)	1,865,961	1,745,513	1,865,961	1,884,405	1,898,630	1,761,419	1,745,513

Allowance as a % of total loans and leases (GAAP)	1.03%	0.60%	1.03%	0.94%	0.86%	0.76%	0.60%

Allowance for loan losses (GAAP)	$19,162	$10,401	$19,162	$17,657	$16,356	$13,384	$10,401

Total loans and leases (GAAP)	1,865,961	1,745,513	1,865,961	1,884,405	1,898,630	1,761,419	1,745,513
Less PPP loans outstanding	(167,639)	-	(167,639)	(196,375)	(193,719)	-	-
Portfolio loans (non-GAAP)	1,698,322	1,745,513	1,698,322	1,688,030	1,704,911	1,761,419	1,745,513

Allowance as a % of portfolio loans (non-GAAP)	1.13%	0.60%	1.13%	1.05%	0.96%	0.76%	0.60%

HOWARD BANCORP, INC. AND SUBSIDIARY
GAAP TO NON-GAAP RECONCILIATION - NONPERFORMING LOANS AS A % OF PORTFOLIO LOANS
(in thousands)
	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2019	2020	2020	2020	2020	2019

Nonperforming loans	$19,430	$19,143	$19,430	$16,984	$18,469	$17,203	$19,143

Total loans and leases (GAAP)	1,865,961	1,745,513	1,865,961	1,884,405	1,898,630	1,761,419	1,745,513

Nonperforming loans as a % of total loans and leases (GAAP)	1.04%	1.10%	1.04%	0.90%	0.97%	0.98%	1.10%

Nonperforming loans	$19,430	$19,143	$19,430	$16,984	$18,469	$17,203	$19,143

Total loans and leases (GAAP)	1,865,961	1,745,513	1,865,961	1,884,405	1,898,630	1,761,419	1,745,513
Less PPP loans outstanding	(167,639)	-	(167,639)	(196,375)	(193,719)	-	-
Portfolio loans (non-GAAP)	1,698,322	1,745,513	1,698,322	1,688,030	1,704,911	1,761,419	1,745,513

Nonperforming loans as a % of portfolio loans (non-GAAP)	1.14%	1.10%	1.14%	1.01%	1.08%	0.98%	1.10%

GAAP TO NON-GAAP RECONCILIATION - NONPERFORMING ASSETS AS A % OF PORTFOLIO LOANS + OREO
(in thousands)
	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2019	2020	2020	2020	2020	2019

Nonperforming assets	$20,173	$22,241	$20,173	$18,139	$20,606	$19,525	$22,241

Total loans and leases (GAAP)	1,865,961	1,745,513	1,865,961	1,884,405	1,898,630	1,761,419	1,745,513
OREO	743	3,098	743	1,155	2,137	2,322	3,098
Total loans and leases + OREO	1,866,704	1,748,611	1,866,704	1,885,560	1,900,767	1,763,741	1,748,611

Nonperforming assets as a % of total loans and leases + OREO (GAAP)	1.08%	1.27%	1.08%	0.96%	1.08%	1.11%	1.27%

Nonperforming assets	$20,173	$22,241	$20,173	$18,139	$20,606	$19,525	$22,241

Total loans and leases (GAAP)	1,865,961	1,745,513	1,865,961	1,884,405	1,898,630	1,761,419	1,745,513
OREO	743	3,098	743	1,155	2,137	2,322	3,098
Total loans and leases + OREO	1,866,704	1,748,611	1,866,704	1,885,560	1,900,767	1,763,741	1,748,611
Less PPP loans outstanding	(167,639)	-	(167,639)	(196,375)	(193,719)	-	-
Portfolio loans + OREO	$1,699,065	$1,748,611	$1,699,065	$1,689,185	$1,707,048	$1,763,741	$1,748,611

Nonperforming assets as a % of portfolio loans + OREO (non-GAAP)	1.19%	1.27%	1.19%	1.07%	1.21%	1.11%	1.27%

GAAP TO NON-GAAP RECONCILIATION - ALLOWANCE FOR LOAN LOSSES + FV MARKS AS A % OF PORTFOLIO LOANS + FV MARKS
(in thousands)
	FOR THE YEAR ENDED		FOR THE THREE MONTHS ENDED
	December 31,	December 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2019	2020	2020	2020	2020	2019

Allowance for loan losses (GAAP)	$19,162	$10,401	$19,162	$17,657	$16,356	$13,384	$10,401
Add: Fair value marks	6,454	9,078	6,454	7,365	8,105	8,737	9,078

Allowance + fair value marks (non-GAAP)	$25,616	$19,479	$25,616	$25,022	$24,460	$22,121	$19,479

Total loans and leases (GAAP)	$1,865,961	$1,745,513	$1,865,961	$1,884,405	$1,898,630	$1,761,419	$1,745,513
Add: fair value marks	6,454	9,078	6,454	7,365	8,105	8,737	9,078

Total loans and leases + fair value marks (non-GAAP)	$1,872,415	$1,754,591	$1,872,415	$1,891,770	$1,906,734	$1,770,156	$1,754,591

Allowance + fair value marks as a % of
total loans and leases + fair value marks (non-GAAP)	1.37%	1.11%	1.37%	1.32%	1.28%	1.25%	1.11%

Allowance for loan losses (GAAP)	$19,162	$10,401	$19,162	$17,657	$16,356	$13,384	$10,401
Add: Fair value marks	6,454	9,078	6,454	7,365	8,105	8,737	9,078

Allowance + fair value marks (non-GAAP)	$25,616	$19,479	$25,616	$25,022	$24,460	$22,121	$19,479

Total loans and leases (GAAP)	$1,865,961	$1,745,513	$1,865,961	$1,884,405	$1,898,630	$1,761,419	$1,745,513
Less PPP loans outstanding	(167,639)	-	(167,639)	(196,375)	(193,719)	-	-
Portfolio loans (non-GAAP)	$1,698,322	$1,745,513	$1,698,322	$1,688,030	$1,704,911	$1,761,419	$1,745,513
Add: fair value marks	6,454	9,078	6,454	7,365	8,105	8,737	9,078

Portfolio loans + fair value marks (non-GAAP)	$1,704,776	$1,754,591	$1,704,776	$1,695,395	$1,713,015	$1,770,156	$1,754,591

Allowance + fair value marks as a % of total loans and leases + fair value marks (non-GAAP)	1.50%	1.11%	1.50%	1.48%	1.43%	1.25%	1.11%

Contacts

Robert L. Carpenter, Jr., Executive Vice President and Chief Financial Officer
Howard Bancorp, Inc.
3301 Boston Street
Baltimore, Maryland 21224
410-750-0020
Email: bcarpenter@howardbank.com
Website: www.howardbank.com

MEDIA:
Amanda Mantiply
Abel Communications
Amanda@AbelCommunications.com
443-961-2418

Erica Starr
Director of Marketing
estarr@howardbank.com
443-573-4839